Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts: Sabra Purtill (Investors): sabra.purtill@aig.com Shelley Singh (Investors): shelley.singh@aig.com Dana Ripley (Media): dana.ripley@aig.com

JAMES COLE, JR., CHAIRMAN AND CEO OF THE JASCO GROUP, FORMER
PARTNER AT WACHTELL, LIPTON, ROSEN & KATZ, JOINS AIG’s

BOARD OF DIRECTORS

NEW YORK CITY – March 2, 2021 – American International Group, Inc. (NYSE: AIG) today announced that its Board of Directors has elected James Cole, Jr., as a Director of the company, effective March 15, 2021. Mr. Cole, 52, is Chairman and Chief Executive Officer of The Jasco Group, a New York City-based multidimensional investment management firm.

“AIG is fortunate to have someone with James’ depth and breadth of business and public policy experience join our Board of Directors,” said Brian Duperreault, Executive Chairman of AIG. “AIG’s stakeholders will benefit from his expertise and insights. We are delighted to welcome James to the Board.”

“As we continue to position AIG for growth in an ever-changing world, it is critical that Directors bring deep expertise on complex matters and diverse perspectives to help us navigate a new and better course forward,” said Peter Zaffino, President and Chief Executive Officer of AIG. “James has a forward-looking, optimistic point-of-view and he will help us rise to the challenges we face as a global risk management and insurance company seeking to create value for our clients, shareholders and other stakeholders while investing in the futures of our colleagues.”

Mr. Cole spent approximately 15 years with the law firm Wachtell, Lipton, Rosen & Katz where he specialized in Mergers & Acquisitions and Corporate Governance. He was the first Black partner in the firm’s history. In addition to Mr. Cole’s accomplished business career, he has been a dedicated advocate for education at all levels. He has an extensive background in public policy with a distinguished track record of achievements as a public servant. Mr. Cole served in President Obama’s Administration in 2016 as U.S. Delegated Deputy Secretary of Education. In his role as Deputy Secretary, he was responsible for the Department of Education’s work on President Obama’s My Brother’s Keeper Task Force, which worked to close the education and opportunity gaps faced by young men of color. Prior to that, in December 2014, he was confirmed by the U.S. Senate as the Department of Education’s General Counsel after spending three years as Deputy General Counsel at the U.S. Department of Transportation. Mr. Cole began his career as a financial analyst at GE Capital Corporation.

FOR IMMEDIATE RELEASE

Mr. Cole currently serves on the National Board of Directors of Jumpstart, which provides language, literacy and socio-economic programing for pre-school children from under-resourced and under-served communities. Mr. Cole received his B.S. in Finance from the University of Illinois at Urbana-Champaign and his J.D. from The University of Chicago.

“It is a privilege to join AIG’s Board of Directors at a pivotal time in the company’s history,” Mr. Cole said. “The steady progress AIG has made in recent years is evident and I look forward to working with the other AIG Directors in supporting the Executive Leadership Team, and the entire organization, as they pursue their vision for the future and accelerate their momentum to become a top-performing insurance franchise.”

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American International Group, Inc. (AIG) is a leading global insurance organization. AIG member companies provide a wide range of property casualty insurance, life insurance, retirement solutions, and other financial services to customers in approximately 80 countries and jurisdictions. These diverse offerings include products and services that help businesses and individuals protect their assets, manage risks and provide for retirement security. AIG common stock is listed on the New York Stock Exchange.

Additional information about AIG can be found at www.aig.com | YouTube: www.youtube.com/aig | Twitter: @AIGinsurance www.twitter.com/AIGinsurance | LinkedIn: www.linkedin.com/company/aig. These references with additional information about AIG have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this press release.

AIG is the marketing name for the worldwide property-casualty, life and retirement, and general insurance operations of American International Group, Inc. For additional information, please visit our website at www.aig.com. All products and services are written or provided by subsidiaries or affiliates of American International Group, Inc. Products or services may not be available in all countries and jurisdictions, and coverage is subject to underwriting requirements and actual policy language. Non-insurance products and services may be provided by independent third parties. Certain property-casualty coverages may be provided by a surplus lines insurer. Surplus lines insurers do not generally participate in state guaranty funds, and insureds are therefore not protected by such funds.

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